EXHIBIT 1

AMENDMENT TO

CONSULTING AGREEMENT

This Amendment to Consulting Agreement (“Amendment”) is entered into as of March 3, 2023 (“Effective Date”) and is between Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company”) and Mark L. Thoenes/MLT Consulting Services, LLC (the “Consultant”) (the Company and Consultant are each a “Party” and collectively the “Parties”).

R E C I T A L S

WHEREAS, the Company and Consultant are parties to that certain Consulting Agreement dated June 14, 2021 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment.

Now, Therefore, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intent to be legally bound hereby, the Company and Consultant agree as follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment have the meanings assigned to such terms in the Original Agreement, as amended hereby.

2. Amendment to Section 1(c). Section 1(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The term of the consulting relationship under this Agreement shall commence on the Effective Date and continue through June 30, 2023, unless the consulting relationship is sooner terminated in accordance with Section 9(b) below.”

3. Hourly Compensation. The Parties agree that the hourly compensation shall remain at $150.00 per hour.

4. Additional Non-Qualified Stock Options. The Parties agree that a new Section 3.1(e) shall be added to Exhibit A as follows:

“3.1(e) The Company shall grant to the Consultant Fifty Thousand (50,000) non- qualified stock options (the “Additional NQSOs”) in the Company’s common stock as of the Effective Date (the “Amendment Effective Date”) pursuant to a Notice of Grant which shall be issued as of the Amendment Effective Date. The Parties further agree that the Additional NQSOs shall vest upon the earlier of: (a) June 30, 2023; (b) one (1) day after the Company files its 10-Q3; (c) if terminated by the Company for any reason other than a material breach by Consultant that remains uncured for five (5) business days after Company notifies Consultant of such breach; or (d) if Company undergoes a Change of Control.

For purposes of this Agreement, a Change of Control shall mean any of the following: (i) any sale, lease or other disposition of all or substantially all of the Company’s assets or (ii) any merger, consolidation, equity exchange, reorganization, or other similar transaction or series of transactions of the Company in which Eric Mosser, Nirajkumar Patel, the family members of Nirajkumar Patel, the family members of Eric Mosser, trusts established for the primary benefit of Nirajkumar Patel, Eric Mosser, or their family members, or closely held business organizations organized, formed, or incorporated and that are owned by Nirajkumar Patel, Eric Mosser, the family members of Nirajkumar Patel, the family members of Eric Mosser, trusts established for the primary benefit of Nirajkumar Patel, Eric Mosser, or their family members (collectively, the “Founders”) collectively own fifty percent (50%) or less of the voting power in the resulting entity immediately after such event, or (iii) any purchase or purchases by any person or persons of equity interests of the Company directly from one or more of the Founders, the effect of which is, following such purchase or purchasers, that the Founders collectively own fifty percent (50%) or less of the voting power in the Company. For the avoidance of doubt, a Change of Control shall not occur under clause (iii) above if the purchase of the equity interests arises out of or relate to a securities offering by the Company pursuant to which new capital is raised by the Company.”

5. Effect of this Amendment. Except as expressly amended hereby, the Original Agreement, as amended, remains in full force and effect. In the event of a conflict or inconsistency between the Original Agreement and this Amendment, the terms of this Amendment shall control.

6. Execution in Counterparts. This Amendment may be executed in counterparts, including electronically by DocuSign, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the Company and the Consultant have executed this Amendment as of the Effective Date written above.

Kaival Brands Innovations Group, Inc.	Mark L. Thoenes/MLT Consulting Services, LLC
(Company)	(Consultant)

/s/ Eric Mosser	/s/ Mark Thoenes
Eric Mosser, President & COO	Mark Thoenes, President